Exhibit 10.24

PACKAGING AGREEMENT

This Packaging Agreement (the “Agreement”) is dated this 27th day of March, 2006 (the “Effective Date”) by and between J-PAC, LLC., a Delaware limited liability company having its principal offices at 25 Centre Road, Somersworth, New Hampshire (“Service Provider”) and HemoSense, Inc., a Delaware corporation having its principal offices at 651 River Oaks Parkway, San Jose, CA 95134 (“Company”).

RECITALS

A. WHEREAS, Service Provider specializes in packaging and related services for the medical industry and has certain technical and commercial information and know-how relating thereto; and

B. WHEREAS, Company is a commercial medical diagnostic development and manufacturing company; and

C. WHEREAS, Company desires to engage Service Provider to provide certain services to Company in connection with the packaging of certain of Company’s diagnostic products; provided, however, that Company shall be responsible for the manufacturing, sale and distribution of such products and Service Provider shall be responsible solely for the packaging of such products.

TERMS

NOW THEREFORE, in consideration of the foregoing and of the mutual promises made by the Parties hereto and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

The following terms as used in this Agreement shall have the meanings set forth in this Article unless the context clearly indicates to the contrary:

1.1 “Affiliate” shall mean any corporation, firm, partnership or other entity which controls, is controlled by or is under common control with a Party. For purposes of this definition, “control” shall mean the ownership of at least fifty percent (50%) of the voting share capital of such entity or any other comparable equity or ownership interest.

1.2 “Agency” shall mean any governmental regulatory authority involved in regulating any aspect of the development, market approval, sale, distribution or use of the Product, Packaging or Packaged Product.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

1.3 “cGMP” shall mean 21 CFR Part 820, and other regulatory sections and FDA guidance documents designated as concerning “Good Manufacturing Practices” or “Quality System Regulation” promulgated under the Federal Food, Drug and Cosmetic Act in effect from time to time, or its foreign counterparts.

1.4 “Conforming Packaged Product” shall mean Product that is Packaged in accordance with Packaging warranties of Section 9.2, acceptable to Company.

1.5 “Delivery Date” shall mean the date set forth in the relevant Purchase Order on which Service Provider must supply Company with Packaged Products.

1.6 “Effective Date” shall mean the date set forth on page 1 of this Agreement.

1.7 “Event of Force Majeure” is defined in Article 13.

1.8 “Facility” shall mean Service Provider’s facility at 25 Centre Road, Somersworth NH 03878

1.9 “FDA” shall mean the United States Food and Drug Administration, and any successor agency thereto.

1.10 “Forecast” is defined in Section 5.2.

1.11 “Governmental Authority” shall mean any (1) nation, state, county, city, town, village, district or other jurisdiction of any nature; (2) federal, state, local, municipal, foreign or other government; (3) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or tribunal, including an arbitral tribunal); (4) multi-national organization or body; or (5) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing power of any nature.

1.12 “Lot Specific Information” shall include information that is unique to the processing of each lot of Product, such as: lot number, quantity, expiration date, strip code, and QC levels.

1.13 “Non Recurring Expense” or “NRE” shall mean the one time charges associated with the initiation of Packaging Product at Service Provider’s Facility, as defined in Exhibit 4.1.

1.14 “Package” or “Packaging” shall mean the packaging of the Product at the Facility pursuant to the Specifications.

1.15 “Packaged Product” shall mean the Product as contained in the Packaging, which shall be Service Provider’s output pursuant to this Agreement and which is described in the Specifications.

1.16 “Party” or “Parties” shall mean Service Provider or/and Company, as the context requires.

1.17 “Person” shall mean any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Authority or other entity.

1.18 “Product(s)” shall mean the Company’s diagnostic test product known as INRatio Test Strips.

1.19 “Proprietary Information” shall mean each Party’s confidential or trade secret information, including without limitation information concerning a Party’s present and future business, marketing plans, regulatory submissions, product lines, product plans, data, testing and research techniques, inventions, materials, processes, practices, trade secrets and like information and a Party’s inventions and raw data resulting from either Party’s performance under this Agreement.

1.20 “Purchase Order” shall mean a written document issued by Company to Service Provider in accordance with Section 5.3 hereof, authorizing Service Provider’s performance of Packaging and other related services pursuant to the terms of this Agreement.

1.21 “Regulatory Authority” shall mean the FDA or its foreign counterparts listed in the Specifications, and the successor agencies of the foregoing.

1.22 “Regulatory Standards” shall mean (i) obtaining and maintaining any and all permits, licenses, filings and certifications required by the FDA or other Regulatory Authorities, and compliance with the cGMPs of the FDA or other Regulatory Authorities, applicable to the Facility or Service Provider’s Packaging of Product at the Facility, and (ii) any laws, rules, regulations and standards of any Governmental Authority, whether within or outside the United States (including, without limitation, the Environmental Protection Agency (EPA), the Occupational Safety and Health Administration (OSHA), the Drug Enforcement Administration (DBA) and state and local authorities), that apply to the Facility or Service Provider’s Packaging of Product.1.21 “Rolling Forecast” is defined in Section 5.2.

1.23 “Specifications” shall mean the specifications for the Packaging and Packaged Product, set forth in Exhibit 1.23. The Specifications may be amended or modified only by written agreement by both Parties.

ARTICLE 2

ENGAGEMENT OF SERVICE PROVIDER; SUPPLY AND PACKAGING OF PRODUCT

2.1 General. Service Provider agrees to Package the Product in accordance with the Specifications and Company agrees to purchase and pay for the Packaging on the terms and conditions set forth in this Agreement.

2.2 Changes. Package and Packaged Product Specifications, critical equipment, process parameters and environmental processing conditions may be amended or modified only with the written approval of both Parties.

2.3 Delivery of Product to Service Provider. At least [***] ([***]) days prior to the required Packaged Product ship date, Company shall cause to be delivered to the Facility the quantity of Product required for a given Purchase Order. All Product delivered to the Service Provider Facility shall be used by Service Provider only to fulfill its obligations to undertake and complete Purchase Orders under this Agreement.

2.4 Service Provider Inspection. Within [***] ([***]) business days of receipt of each shipment of Product at the Facility, Service Provider shall inspect each such shipment for obvious defects and for the shipment’s conformance with any accompanying documentation, which shall include, but not necessarily be limited to: (i) a “Certificate of Conformity” to cGMP, (ii) a packing slip identifying the shipment and manufacturer batch numbers comprising the shipment, (iii) a Material Safety Data Sheet, and (iv) any such additional documentation that Company may reasonably prescribe from time to time. Service Provider shall promptly notify Company of any shipment of Product which does not conform with its accompanying documentation or which otherwise carries obvious defects.

2.5 Resources. Service Provider shall supply sufficient quantities of Packaging materials as may be necessary to permit Service Provider to meet its obligations in accordance with the terms of this Agreement. All such Packaging materials shall meet applicable Specifications. Service Provider shall take all steps necessary to ensure that it has the necessary facilities, equipment, instrumentation, resources and trained personnel to conduct Packaging and other activities in compliance with cGMPs and this Agreement.

2.6 Packaging. Service Provider shall not begin Packaging any Product shipped by the Company, and shall hold such Product in quarantine further in accordance with Section 2.7.1 hereof, prior to Service Provider’s receipt from Company of written authorization that the Product complies with Product specifications and the Lot Specific Information is released for Packaging use. On receipt of such written authorization and Lot Specific Information from Company, Service Provider shall Package and ship the Packaged Product in accordance with cGMPs, the Specifications, and such quality assurance and quality control practices as are standard in the medical device and diagnostic manufacturing industry. Service Provider will permit Company to review all written internal Service Provider quality assurance and quality control practices so as to allow Company to determine the extent to which Service Provider’s quality assurance and quality control practices adhere to such industry standards. The Product shall not be Packaged at a facility other than at the Facility without the prior written consent of Company. Except as necessary for Packaging or as otherwise required under this Agreement, Service Provider shall not dispose of any Product without the prior written approval of Company.

2.7 Packaged Product Release.

2.7.1 Storage, Use and Segregation of Product. Service Provider shall label and store all Product in its possession from the time of delivery to the Facility until shipment of the Packaged Product in accordance with Section 3.1, all in accordance with Regulatory Standards, the

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Specifications, and any other storage and handling instructions provided by Company. Service Provider shall always use the first-in first-out (FIFO) method of Product usage, subject to the prudent and appropriate usage of the first-expiring first-out (FEFO) method. Service Provider shall ensure that all supplies of the Product, in whatever stage of Packaging, are kept separate from and clearly distinguished from stocks and supplies held by Service Provider in connection with manufacturing or packaging for itself or its other customers.

2.7.2 Documentation. Service Provider shall maintain complete and accurate documentation of all validation data, batch records, quality control and any other data required under cGMPs and other requirements of any relevant Governmental Authority in accordance with the Packaging of the Product hereunder.

2.7.3 Packaging Specifications. Company shall provide Service Provider with packaging and labeling specifications and any necessary artwork and engineering drawings related thereto. Service Provider will package and label the Product in accordance therewith. Service Provider shall not affix any other labeling to the Packaged Product, except with the prior written approval of Company.

2.7.4 Release of Packaged Product. Company is responsible for the final release and authorization to ship Packaged Product from Service Provider’s Facility.

2.7.5 Lot Documentation. Service Provider shall provide Company with the results of the tests, certificates of analysis, certificates of compliance, and copies of comprehensive lot documentation for activities it performs prior to delivery of Products.

2.7.6. Deviations. Service Provider shall provide Company with information regarding any potential deviations, out-of-specification results, and non-compliance with any Product Specifications, non-compliance with cGMP, investigations and other matters, that should be taken into account by the quality control person at the Company responsible for certifying the Product.

2.8 Company Technical Representative. During the term of this Agreement Company or its designee, shall have the right to have one or more technical representatives present in the area of the Facility where the Packaging is being conducted during the Packaging process to (i) review the Packaging process; (ii) review any relevant records in connection with such Packaging process and assess Service Provider’s compliance with cGMPs and the Specifications; and (iii) discuss any related issues with Service Provider’s management personnel. Company’s technical representatives, when on-site (including during any inspection conducted pursuant to Section 7.2), shall comply with Service Provider’s rules and regulations as such may be made known by Service Provider.

2.9 Audit. Company or its designee shall have the right during normal business hours, and upon reasonable notice to Service Provider, to inspect and audit in a reasonable manner those portions of the Facility in which Packaging is conducted in order to ensure Service Provider’s compliance with its obligations under this Agreement.

2.10 Product Loss. Service Provider shall use commercially reasonable efforts to minimize waste and loss of the Product in the Packaging thereof, subject to normal manufacturing losses of up to [***] ([***]%) of all Product, measured on a lot-by-lot basis, delivered to Service Provider. Additionally, Service Provider will use diligent efforts to reduce these packaging losses further to less than [***] ([***]%) within [***] months of commencing manufacturing. Company acknowledges that such range is acceptable for purposes of Service Provider’s performance of its obligations under this Agreement. Without limiting Service Provider’s liability for loss of Product in excess of the acceptable manufacturing losses as provided in this Section 2.10, Service Provider shall promptly (in any event within [***]) notify Company in writing if the aggregate Product loss in any single day exceeds [***] of the quantity of Product successfully Packaged in that day.

ARTICLE 3

PAYMENT AND SHIPPING

3.1 Shipping. Subject to the following provisions, all Packaged Product will be shipped in accordance with Company’s instructions. Service Provider shall ship the Packaged Product on a common carrier selected by Company, title and risk of loss of the Packaged Product shall pass to Company upon delivery by Service Provider to such common carrier, and Company shall insure the Packaged Product in transit.

3.2 Payment. Service Provider shall invoice Company upon shipment of Packaged Product and Company shall make full payment to Service Provider, at the address specified on the invoice, no later than [***] ([***]) days from the date of Company’s receipt of such invoice.

3.3 Failure to Take Delivery. If Company fails to take delivery of Conforming Packaged Product on any scheduled Delivery Date, Company shall be billed at that time for all unshipped Packaged Product, and on the first of each month thereafter for reasonable administration and storage costs.

3.4 Reimbursement of Certain Expenses in Event of Delays. In the event a delay by Service Provider in delivering Product hereunder exceeds [***] after notice from the Company to Service Provider regarding the delay and causes Company to incur actual, out-of-pocket costs or expenditures (e.g.,[***]), Service Provider shall fully reimburse Company for all such costs or expenditures within [***] ([***]) [***] of receipt of an invoice from Company detailing such costs or expenditures, provided that the notice originally sent to Service Provider specifies in reasonable detail the expected nature and amount of out-of-pocket costs or expenditures to be incurred as a result of such delay or non-performance. In no event shall such out-of-pocket costs or expenditures include lost profits, punitive damages, or amounts in excess of the amounts to be paid to Service Provider for Packaging the Product which has been delayed.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

ARTICLE 4

PRICE

4.1 Price. The fees to be paid to Service Provider for the Packaging of the Product shall be as set forth in the Exhibit 4.1, subject to adjustments as described below. Any tax (other than Service Provider’s income or franchise taxes and real or personal property taxes), however denominated and measured, imposed upon the Product or upon its manufacture, Packaging, production, storage, inventory, sale, distribution, transportation, delivery, use or consumption shall be paid by Company.

4.2 Price Adjustment. From time to time, the Company may request a change to the order quantity of Packaged Product, amend a provision of the Specification, or implement a process change that results in a change in Service Provider’s cost of performing Packaging. Service Provider will use commercially reasonable efforts to accommodate such requests and shall notify the Company promptly of the requested change’s resultant effect on Price. Should the Company decide to go forward with the requested change, the new price shall be effective for the first lot of Product Packaged after the implementation date of such amendment, and shall apply only to Products Packaged pursuant to the amendment.

ARTICLE 5

FORECAST, PURCHASE AND SUPPLY

5.1 Purchase and Supply. During the Term of this Agreement and subject further to Section 5.3 of this Agreement, Company shall purchase and Service Provider shall supply such quantities of Packaged Product as shall be set forth on Purchase Orders issued by Company to Service Provider under this Agreement.

5.2 Forecasts. Prior to the start of each calendar month, Company shall provide Service Provider with a good faith forecast of the quantities of Packaged Product that Company anticipates requiring from Service Provider over the immediately succeeding [***] ([***]) month period (each a “Forecast”). Thus, for example, a Forecast provided on [***], would cover the calendar months commencing with [***] and ending with [***]. Except as provided in Section 5.3.1, each Forecast shall be non-binding. Notwithstanding the provisions of this Section 5.2, the Forecasts that Company is to provide hereunder need not extend beyond this Agreement’s term.

5.3 Purchase Orders.

5.3.1 Provision of Purchase Orders. With each Forecast, Company shall provide to Service Provider a purchase order (each, a “Purchase Order”) for that quantity of Packaged Product that Company wishes to order that is not already covered by an earlier Purchase Order from Company. Each Purchase Order shall specify the Delivery Date(s), delivery location(s) and quantities of Packaged Product to be delivered over the calendar month represented by the Purchase

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Order. Each Purchase Order shall at least cover: (i) [***] ([***]%) of the quantity of Packaged Product specified for months [***] ([***]), [***] ([***]) and [***] ([***]) of Company’s then-current Forecast, and (ii) [***] ([***]%) of the quantity of Packaged Product specified for months [***] ([***]), [***] ([***]) and [***] ([***]) of Company’s then-current Forecast.

5.3.2 Acceptance of Purchase Order. Service Provider shall acknowledge and provide Company with a written acceptance of each Purchase Order within [***] ([***]) business days following Service Provider’s receipt thereof, and if no such acceptance is provided to Company within such period, such Purchase Order shall be deemed accepted by Service Provider. Service Provider may reject only that portion of any Purchase Order that Service Provider is unable to fill due to unexpected demand where Company’s aggregate Purchase Orders for a particular calendar month exceed by more than [***] % the quantity of Packaged Product that Company forecast as its anticipated requirement for that calendar month in Company’s immediately preceding Forecast (the “Excess Portion”). Notwithstanding the foregoing, Service Provider shall use commercially reasonable efforts to accept and satisfy the Excess Portion of any Purchase Order.

5.3.3 Amendment of Purchase Orders. Service Provider will use commercially reasonable efforts to accommodate a request by Company to amend a Purchase Order to increase or decrease the quantity of Packaged Product to be delivered, to change a delivery date, or to amend any other provision of the Specifications.

5.3.4 Cancellations. Company may cancel any Purchase Order, without cost or liability, by providing Service Provider written notice at least [***] ([***]) days prior to the Delivery Date. In the event that Company cancels any Purchase Order less than [***] ([***]) days prior to the Delivery Date, Company shall reimburse Service Provider for direct costs reasonably incurred by Service Provider in connection with performance of such Purchase Order up to the time of receipt of such notice.

5.4 Terms of Agreement Govern. No modification or amendment to this Agreement shall be effected by or result from the receipt, acceptance, signing or acknowledgement of either Company’s Purchase Orders, Service Provider’s quotations, acknowledgements, invoices and shipping documents, or any other business forms exchanged between the Parties containing terms or conditions in addition to or different from the terms and conditions set forth in this Agreement, and the terms of this Agreement shall supersede any provision in any such documents that are in addition to or inconsistent with the terms of this Agreement, unless expressly agreed to in writing by the parties hereto.

ARTICLE 6

QUALITY OF PACKAGING

6.1 Sampling and Testing of Packaged Products. If Company believes that any Packaged Product received under this Agreement does not conform to the Packaging warranties of

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Section 9.2, Company shall so notify Service Provider (a) within sixty (60) days of its receipt of such defective Packaged Product from Service Provider, or (b) as soon as practicable after Company actually discovers the defect in the case where the defect was not readily discoverable by Company during such 60-day period based on the lot documentation Service Provider supplies with the delivery of the Product (results of the tests, certificates of analysis, certificates of compliance, and copies of comprehensive lot documentation).

6.2 Replacement of Defective Packaged Products. Subject to Section 6.1, Service Provider shall replace, at its sole cost and expense (subject to Section 6.3), all defective Packaged Product in excess of normal manufacturing losses for the Product, as defined in Section 2.10 with Conforming Packaged Product; provided that if Service Provider is unable to provide such Conforming Packaged Product within 15 days, at Company’s option, Service Provider shall refund Company for all Packaging fees paid by Company for the Packaging of defective Product.

6.3 Cost of Replacement Product. In connection with Service Provider’s replacement of defective Packaged Product under Section 6.2, if Service Provider is unable to supply replacement Conforming Packaged Product by re-Packaging the Product, Company shall be responsible to provide Service Provider with such additional quantity of un-Packaged Product as may be necessary for Service Provider to re-perform its Packaging services. In such case, Company shall bear the cost and expense of providing such additional un-Packaged Product, unless the defect in the defective Packaged Product requiring replacement resulted from or arose out of Service Provider’s negligence or intentional or willful misconduct, in which case Service Provider shall reimburse Company for all costs and expenses of acquiring such additional un-Packaged Product.

6.4 Disputes. If Service Provider does not agree with Company’s determination that the Packaged Products provided hereunder do not conform to the Packaging warranties of Section 9.2, the rejected Packaged Products shall be submitted to a mutually acceptable third-party testing laboratory, which shall determine whether such Packaged Products conform to the Packaging warranties of Section 9.2. The Parties agree that such testing laboratory’s determination shall be final. The cost of the testing laboratory shall be borne by the losing Party.

ARTICLE 7

REGULATORY

7.1 Company Responsibilities. Company will be responsible for obtaining and maintaining all necessary Regulatory Approvals for the distribution and sale of Packaged Product that are not specifically assigned to Service Provider in this Agreement, including, without limitation, the payment of any FDA user fees or other fees associated with the review and approval to market the Product, with the exception of Service Provider’s responsibilities for the registration of the Facility, as may be imposed by any Regulatory Authority. Company will be responsible for maintaining claim files and for submitting appropriate reports to the FDA and other similar foreign regulatory agencies, but will receive timely assistance from Service Provider in preparing such files and reports as described in Section 7.2. Company will be further responsible for promptly notifying Service Provider of all communications from the FDA or other Regulatory Authorities which may impact or change the Packaging of Product as performed by Service Provider. All such information disclosed to Service Provider pursuant to this ARTICLE 7 shall be considered Proprietary Information under ARTICLE 11 below. Company, at its expense, shall furnish Service Provider with all available health, safety and environmental information concerning the Product to be Packaged by Service Provider hereunder, including without limitation, Material Safety Data Sheets.

7.2 Service Provider Responsibilities.

7.2.1 Regulatory Standards. Service Provider shall comply with all Regulatory Standards with respect to its performance under this Agreement. Service Provider shall be responsible for all the necessary permits and licenses for Packaging of the Product, including without limitation any necessary registration of the Facility with relevant Agency.

7.2.2 Specifications. In addition to any Regulatory Standards with which Service Provider must comply in order to fulfill its obligations hereunder, Service Provider shall also meet such additional standards as are included in the Specifications. In the event that the Specifications contain material provisions that substantially differ from applicable comparable Regulatory Standards, the Regulatory Standards shall control.

7.2.3 Documentation. So long and insofar as necessary to permit it to perform its obligations hereunder, Service Provider shall maintain in good order its current Annual Registration of Device Establishment (form FDA 2894a)) granted by the FDA, and will make such Registration and copies of all related documents available to Company and its designees for inspection, upon reasonable request from Company. Service Provider shall maintain Product complaint files pursuant to applicable Regulatory Standards as covered by Service Provider’s Standard Operating Procedure # SOP033 as may be amended from time to time. Service Provider will be further responsible for promptly notifying Company of all communications from the FDA or other Regulatory Authorities which may impact or change the Packaging of the Product as performed by Service Provider, or affect the ability of Service Provider to perform its obligations under this Agreement Similarly, Company will be responsible for promptly notifying Service Provider of all communications from the FDA or other Regulatory Authorities which may impact or change the Packaging of the Product as performed by Service Provider, or affect the ability of Service Provider to perform its obligations under this Agreement (including with respect to the Product itself).

7.2.4 Regulatory Authority Inspection. Service Provider hereby agrees to advise Company promptly of any written or oral inquiries by any Regulatory Authority with respect to the Facility, Product, Packaged Products or Packaging process or procedures, and to advise Company within eight (8) hours of Service Provider’s knowledge of a proposed inspection, or immediately of an unplanned inspection, of the Facility, Products, Packaged Products or Packaging process or procedures by any Regulatory Authority. Service Provider will, to the extent practicable, permit Company or its designee to be present during any such inspection. No later than ten (10) days after Service Provider’s receipt of inspection reports or other correspondence related to such inquiries or inspections, Service Provider shall promptly provide a copy thereof to Company. Service Provider shall discuss with Company any Regulatory Authority comments directly related to and affecting Service Provider’s performance hereunder, and before Service Provider submits a final response to such comments, Service Provider will give Company no fewer than five (5) business days to comment on Service Provider’s proposed response to such comments, and any resultant comments will be incorporated to the response, if reasonably possible. Service Provider agrees to promptly rectify or resolve any deficiencies noted by a Regulatory Authority in a report or correspondence issued to Service Provider, and which are based on Service Provider’s performance under this Agreement. In addition, Service Provider shall promptly notify Company in the event of any communication from a Regulatory Authority, whether oral or written, which does not specifically relate to Packaging of the Product but which could reasonably be expected to result in a disruption of Service Provider’s ability to supply Packaged Product under this Agreement.

7.2.5 Notices and Claims. Service Provider will notify Company immediately of any governmental or third party communication (including any FDA form 483), inspection report, warning letter, citation, indictment, claim, lawsuit or proceeding issued or instituted against Service Provider or any of its Affiliates, or of any revocation of any license or permit issued to Service Provider or any of its Affiliates, to the extent that any such occurrence relates directly to Service Provider’s performance hereunder.

7.2.6 Facility. Service Provider hereby agrees to perform the Packaging of the Product(s) at its Facility and shall not Package the Product at any other location without the prior written consent of Company.

7.3 Service Provider Assistance with Filing. Service Provider will provide to Company, at no additional cost, hard copies and electronic formatted disks of all documents relating to the Packaging and control of Product at the Facility, in support of Company’s regulatory filings for approval to market Product.

7.4 Recall and Seizure.

7.4.1 Definition of “Recall” and “Seizure.” For purposes of this Agreement, “recall” shall mean any action by Company or any Affiliate or subsidiary of Company to recover title to or possession of Product sold or shipped to third Parties, including, but not limited to, any recalls, withdrawals or filed corrections, as those terms are defined under the laws and regulations of the FDA. The term “recall” also includes the failure by Company to sell or ship Product to third Parties who would have been subject to recall if it had been sold or shipped. “Seizure” shall mean any action by any Regulatory Authority to detain or destroy Product.

7.4.2 Notification. Each Party shall keep the other Party fully informed of any notification or other information, of which they have actual knowledge, which might result in the recall or seizure of the Product or the Packaged Product. Service Provider shall assist Company, at Company’s reasonable request and expense, in Company’s investigation to determine the cause and extent of any problem that Company determines may require Product withdrawal or recall. If Service Provider independently believes that a Product recall or Product withdrawal may be necessary or appropriate, Service Provider shall so notify Company in accordance with ARTICLE 16 of this Agreement, and the Parties shall cooperate with each other to ascertain the necessity and nature of such action, but the decision to recall the Product shall be Company’s. Notwithstanding anything in the foregoing to the contrary, Company shall make the final determination whether the Product is recalled or withdrawn.

7.4.3 Breach by Service Provider. In the event of any recall or seizure arising out of or resulting from Service Provider’s breach of any provision of this Agreement, Service Provider shall, at the election of Company, either (i) supply Packaged Product, without charge to Company, in an amount sufficient to replace the quantity of Packaged Product recalled or seized, or (ii) refund to Company, in amounts equal to Service Provider’s price paid by Company for Product so recalled or seized and all transportation costs and export or import duties incurred by Company and not recovered by Company in respect of such recalled or seized Product.

7.4.4 Indemnity. Subject to the limitations set forth heretofore in Section 6.2 and Article 14, Service Provider agrees to indemnify and hold Company harmless from and against all costs and expenses arising from recall of any recall of Product, provided that such recall is attributable to a breach by Service Provider of any of the warranties provided herein. Service Provider shall not be obligated under this Section 7.4 to indemnify Company if the recall is due to misbranding of the Product by Company or is due to any other act or omission of Company or any other third party not controlled by Service Provider.

7.5 Product Complaints. Company or its Affiliates or subsidiaries shall be responsible for the handling of all Product complaints, including those associated with Packaging, but Service Provider will promptly provide to Company any and all Product complaint information it receives. At Company’s reasonable request and expense, Service Provider shall cooperate in the investigation of Product complaints involving Packaging.

7.6 Adverse Events. Company or its Affiliates or subsidiaries shall be responsible for reporting all adverse events and malfunctions with respect to the Product, as required by Regulatory Authorities, unless applicable regulation or law would require another entity to be responsible for such reporting. Service Provider will promptly provide to Company any and all information that it receives concerning adverse events and malfunctions.

7.7 Accident Reports. Service Provider will report to Company as soon as possible all material accidents related to the manufacture, handling, use or storage of the Product or Packaged Product, including, without limitation: (i) accidents resulting in significant personal injury requiring more than first aid treatment, (ii) accidents resulting in chronic illness or loss of consciousness, (iii) accidents resulting in material property damage, (iv) accidents resulting in material environmental release, and (v) accidents that result in regulatory, safety, health or environmental audits.

ARTICLE 8

QUARTERLY BUSINESS REVIEWS

Company and Service Provider shall meet quarterly, or as otherwise agreed by both Parties, to discuss the state of business, and to review business and quality performance issues and improvement initiatives. The items to be reviewed may include business trends, cost savings initiatives, quality performance and delivery performance.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1 Mutual Representations and Warranties.

9.1.1 Each Party hereby represents and warrants to the other Party that such Party (i) has the power and authority and the legal right to enter into the Agreement and to perform its obligations hereunder and (ii) has taken all necessary action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

9.1.2 Each Party hereby represents and warrants to the other Party that all necessary consents, approvals and authorizations of all Agencies and other persons required to be obtained by such Party in connection with the Agreement have been obtained.

9.1.3 Each Party hereby represents and warrants to the other Party that the execution and delivery of the Agreement and the performance of such Party’s obligations hereunder and thereunder (i) do not conflict with or violate any requirement of applicable laws or regulations or any material contractual obligation of such Party and (ii) do not conflict with, or constitute a material default or require any consent under, any material contractual obligation of such Party.

9.2 Service Provider Packaging Warranties. Service Provider hereby represents and warrants to Company that:

9.2.1 All Product shall be Packaged by Service Provider in accordance with applicable provisions of this Agreement, Regulatory Standards and Specifications;

9.2.2 No Packaged Product delivered to Company will be adulterated or misbranded by or on behalf of Service Provider (or any third party controlled by Service Provider) within the meaning of the Federal Food, Drug and Cosmetic Act or its foreign counterparts, as amended (“FFDCA”), or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially identical with those contained in the FFDCA;

9.2.3 No Packaged Product delivered to Company will be manufactured in violation of any application federal, state or local environmental law or regulation, in either the United States or any foreign jurisdiction, including (i) the Federal Controlled Substances Act, as amended, or any applicable state law or its foreign counterparts, (ii) the Fair Labor Standards Act of 1938, as amended, and (iii) the Occupational Health and Safety Act of 1970, as amended; and

9.2.4 All Packaged Product delivered to Company (or shipped to a third party at the direction of Company) under this Agreement shall, at the time of delivery, be in good and merchantable condition, fit for the purpose intended, free of defects in material and workmanship and processed and maintained in conformance with cGMPs, Regulatory Standards and the Specifications.

9.3 Additional Service Provider Representations and Warranties. Service Provider hereby represents and warrants to Company that:

9.3.1 Service Provider has the necessary expertise, personnel, facilities and equipment to perform its obligations in accordance with this Agreement.

9.3.2 Service Provider shall operate and maintain the Facility in compliance with applicable cGMPs and guidelines of FDA and other relevant Regulatory Authorities.

9.3.3 Neither Service Provider nor any of its Affiliates, nor any member of their respective staffs, have been disqualified or debarred by the FDA for any reason or purpose pursuant to 21 U.S.C. § 335a. Neither Service Provider nor any of its Affiliates, nor any member of their respective staffs, have been charged with or convicted under United States federal law for conduct relating to the development or approval of, or otherwise relating to the regulation of, any drug product under the Generic Drug Enforcement Act of 1992 or any other relevant statute, law or regulation.

9.3.4 All Packaged Product delivered to Company (or shipped to a third party at the direction of Company) under this Agreement shall, at the time of delivery, be Conforming Packaged Product in good and merchantable condition, fit for the purpose intended, free of defects in material and workmanship and processed and maintained in conformance with cGMPs, Regulatory Standards and the Specifications

9.3.5 To the best of its knowledge, activities undertaken by Service Provider hereunder will not violate the intellectual property rights of any third party, and Service Provider is not engaged in the theft or misuse of any third party’s trade secret information regarding the activities undertaken by Service Provider hereunder, nor does Service Provider have notice of any claim of a third party regarding any such theft or misuse.

9.4 Additional Company Representations and Warranties.

9.4.1 Company has obtained all permits, licenses or authorizations from any applicable Agency necessary or required for the sale, marketing or entering into commerce of any Product and the Product complies with all regulatory standards applicable to it.

9.4.2 To the best of its knowledge, the Product, and the Packaging thereof, will not violate the intellectual property rights of any third party, and Company is not engaged in the theft or misuse of any third party’s trade secret information regarding the processing or use or distribution of Product, nor does Company have notice of any claim of a third party regarding any such theft or misuse.

9.5 Warranty Disclaimer. THE WARRANTIES SET FORTH IN THIS ARTICLE 9 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY AND ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR THE WARRANTIES EXPRESSED IN THIS ARTICLE 9, NEITHER PARTY MAKES ANY WARRANTY, EITHER EXPRESS OR IMPLIED,

WITH RESPECT TO THE PACKAGING AND THE PACKAGED PRODUCTS. IN NO EVENT SHALL SERVICE PROVIDER BE RESPONSIBLE FOR ANY MODIFICATION, ADULTERATION OR TAMPERING WITH THE PACKAGED PRODUCT AFTER IT LEAVES THE FACILITY AND THE CONTROL OF SERVICE PROVIDER.

ARTICLE 10

INTELLECTUAL PROPERTY

10.1 Background IP. As a result of performing under this Agreement, neither party acquires any right, title, or interest in any method, discovery, invention, patent, trade secret, copyright, trademark, service mark, trade dress, or any other form of intellectual property (“Intellectual Property”) that the other party owned or controlled as of the Effective Date of this Agreement, or that the other party obtains ownership or control of separate and apart from the performance of this Agreement.

10.2 Company IP.

10.2.1 Ownership. As between the parties, Company owns all right, title, and interest in any and all Intellectual Property related to the Packaging or the Packaged Product that Service Provider develops in the course of performing under this Agreement, except for the General Applicability IP described in Section 10.3 (collectively, the “Company IP”).

10.2.2 Assignment. Service Provider hereby assigns, and shall continue to assign to Company, all of its right, title and interest in any Company IP. Service Provider shall promptly disclose to Company in writing all Company IP and shall require Service Provider personnel involved in the performance of activities under the Agreement to deliver such assignments, confirmations of assignments or other written instruments as are necessary to vest in Company clear and marketable title to the Company IP. Upon Company’s request and at Company’s cost, Service Provider shall execute and deliver all papers and perform all acts that are reasonably necessary in order for Company to secure, maintain and enforce any Company IP in any country.

10.3 General Applicability IP.

10.3.1 Ownership. Subject to the licenses granted under this Agreement, Service Provider retains all right, title and interest in Intellectual Property related to the Packaging and the Packaged Product that Service Provider develops in the course of performing under this Agreement that both (i) consists of subject matter of general applicability to Service Provider; and (ii) is reasonably necessary or useful for Service Provider’s use for purposes unrelated to the Packaging provided to Company, and, when used for such purposes, does not reveal or disclose any confidential or proprietary information about the activities performed under the Agreement (collectively, the “General Application IP”).

10.4 License. Service Provider hereby grants to Company a non-exclusive, fully paid-up, irrevocable license of all General Application IP, with the right to grant and authorize sublicenses, to make, have made, use, sell, have sold, offer for sale, import and distribute any and all products, components and services for any and all applications.

ARTICLE 11

PUBLICITY AND CONFIDENTIALITY

11.1 Publicity. Except as required by law or the standards of any securities regulatory authority, including, without limitation, the United States Securities and Exchange Commission and AMEX, Service Provider and Company may not make any official press release, announcement or other formal publicity relating to the transactions that are the subject of this Agreement without first obtaining in each case the prior written consent of Company or Service Provider, respectively (which consent may not be unreasonably withheld). If any Party is required to file this Agreement with the United States Securities and Exchange Commission or another applicable securities regulatory authority, that Party must seek confidential treatment for any provisions of this Agreement that any Party believes would disclose trade secrets, confidential commercial or financial information and thereby impair the value of the contractual rights represented by this Agreement or provide detailed commercial and financial information to competitors or other Persons. Except as required by law or the standards of any securities regulatory authority, Service Provider and Company may not use the name Company or Service Provider, respectively, or any director, officer or employee thereof or any adaptation thereof without the prior written approval of Company or Service Provider, respectively. Service Provider shall send to Company for its approval, at least sixty (60) business days before it is filed or submitted, any publication, abstract or patent application resulting from this Agreement. The authorship on any publication or abstract will be determined by agreement of the Parties or as deemed scientifically appropriate. Any publication resulting from this Agreement will be delayed or prohibited if, in Company’s reasonable opinion, delay or prohibition is required in order to file or procure patent application or rights protection in respect of any invention or discovery arising from this Agreement. Publication by Service Provider of any information relating to any Product is subject to the provisions of Section 11.2.

11.2 Confidentiality. Service Provider and Company agree to keep secret and confidential any and all Proprietary Information either disclosed hereunder or through any prior disclosure and not to disclose such Proprietary Information to any person or entity, except (i) to employees of each Party having a need to know the information in order to fulfill such Party’s obligations hereunder (provided the employee is bound in writing to obligations of confidentiality and non-use at least as protective of the Proprietary Information as the terms of this Agreement); or (ii) as required by an applicable Governmental Authority. The Parties shall use the Proprietary Information solely for the purpose of carrying out the obligations contained in this Agreement. The obligations imposed by this Section 11.2 shall not apply to any Proprietary Information:

11.2.1 which at the time of disclosure is in the public domain without fault on the part of the disclosing Party;

11.2.2 which, after disclosure, becomes part of the public domain by publication or otherwise, through no fault of the receiving Party;

11.2.3 which, at the time of disclosure is already in the receiving Party’s possession, except through prior disclosure by Service Provider, Company or an Affiliate of either of them, and such possession can be properly documented by the receiving Party in its written records, and was not made available to the receiving Party by any person or Party owing an obligation of confidentiality to the disclosing Party;

11.2.4 which is rightfully made available to the receiving Party from sources independent of the disclosing Party; or

11.2.5 which is required to be disclosed by law;

provided that in all cases the Party receiving the Proprietary Information shall, to the extent permitted, give the other Party prompt notice of the pending disclosure and shall cooperate in such other Party’s attempts, at such other Party’s sole expense, to seek an order maintaining the confidentiality of the Proprietary Information.

11.3 Term. The obligation of confidentiality and nonuse set forth in this ARTICLE 11 shall survive for a period of five (5) years beyond the termination or expiration of this Agreement.

11.4 Ownership of Proprietary Information. Proprietary Information shall remain the exclusive property of the disclosing Party. In no event shall any of a Party’s Proprietary Information, technology, know-how, intellectual property (or rights thereto) become the property of the other Party.

11.5 Return of Proprietary Information. Within sixty (60) days after the termination of this Agreement or upon written request, each Party shall return to the other all Proprietary Information and all tangible items relating to said Proprietary Information, including without limitation all written material, photographs, models, computer files, compounds, compositions and the like made available or supplied under this Agreement, and all copies thereof, except that the Parties may retain one copy of Proprietary Information for their legal files. The Parties further agree to identify those persons to whom Proprietary Information that is the subject of this Agreement was disclosed, upon written request.

ARTICLE 12

TERM AND TERMINATION

12.1 Term. The term of this Agreement shall begin on the Effective Date and shall continue in full force and effect until the second anniversary of the Effective Date, unless terminated sooner as provided below. Thereafter, this Agreement may be renewed by the mutual written agreement of the Parties

12.2 Termination.

12.2.1 Termination Upon Notice. Company may terminate this Agreement at any time upon one hundred and eighty (180) days prior written notice to Service Provider.

12.2.2 Termination for Product Withdrawal. This Agreement may be terminated by Company by giving Service Provider at least thirty (30) days prior notice if it is required to withdraw the Product from marketing by mandate of any Regulatory Authority.

12.2.3 Termination for Bankruptcy. Either Party shall have the right to immediately terminate this Agreement if: (i) the other Party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or suffers or permits the entry of an order adjudicating it to be bankrupt or insolvent and such order is not discharged within thirty (30) days; (ii) either Party materially breaches any of the provisions of this Agreement, and such breach is not cured within thirty (30) days after the giving of written notice, or ten (10) days in the case of breach due to non-payment, the Party claiming the breach shall have the right to terminate this Agreement; or (iii) any required license, permit or certificate required of the other Party is not approved and/or issued, or is revoked, by any applicable Agency; provided that such other Party may no longer appeal such decision or reapply or otherwise pursue such permit, license or certificate.

12.2.4 Termination for Regulatory Change. In the event that substantial and material changes occur to the applicable Regulatory Standards during the term of this Agreement which changes would impose substantial and material burdens and extra costs on Service Provider which would make the pricing and terms of this Agreement commercially unreasonable with respect to Service Provider (a “Regulatory Change”), i) Service Provider shall inform Company immediately of such Regulatory Change, ii) Service Provider and Company shall meet to discuss the impact of such Regulatory Change on the pricing structure and performance under this Agreement and seek to negotiate in good faith an amendment to such pricing and performance terms in light of the Regulatory Change, and iii) in the event the parties are unable to reach an Agreement on such an amendment, Service Provider may terminate this Agreement upon sixty (60) days written notice.

12.3 Duties Upon Termination. In the event of any termination, Service Provider shall promptly return to Company (i) any remaining inventory of Product and materials received from Company or Company’s suppliers, (ii) all Packaging components paid for by Company, (iii) all remaining inventories of the Product; (iv) any other Product or material being stored for Company, and (v) all equipment paid for by Company, at Company’s expense except in the event of breach by the Service Provider, in which case it will be at Service Provider’s expense. Service Provider shall have no obligation to return the foregoing until all outstanding invoices sent by Service Provider to Company have been paid in full. Company shall also be required to pay, at the applicable price set forth in the relevant Purchase Order for completed but not yet shipped Packaged Products, Packaged Products in process, Packaged Products shipped but not yet invoiced, and any remaining unpaid Non Recurring Expense, as described in Exhibit 4.1. In the event Company breaches or terminates this Agreement or any Purchase Order (other than as a result of a breach by Service Provider), Company will also be required to pay Service Provider for its direct cost of all materials purchased by Service Provider for Packaging in reliance on the binding portion of Company’s Forecast, to the extent that such materials cannot otherwise reasonably be used by Service Provider in its business or to fill orders of others of Service Provider’s customers. Company shall specify the location in the continental United States to which delivery, at Company’s expense, of the foregoing is to be made. Proprietary Information exchanged between Company and Service Provider shall be promptly returned upon termination of the Agreement.

12.4 Continuing Obligations. The rights and obligations of each of the Parties hereto under any provision of this Agreement, which, by its terms, is intended to survive beyond the term of this Agreement, shall continue notwithstanding the expiration or termination of this Agreement for any reason. Without limiting the foregoing, Sections 12.3 and this Section 12.4, and ARTICLE 6 through ARTICLE 11, ARTICLE 14 through ARTICLE 17, and ARTICLE 20, shall survive the expiration or termination of this Agreement for any reason.

ARTICLE 13

FORCE MAJEURE

13.1 Neither Party will be responsible to the other under this Agreement for failure or delay in performing any obligations under this Agreement, due to unforeseeable factors beyond its control, including, without limitation, any acts or restraints of governments or public authorities or compliance with any order or regulation of any government entity acting with color of right, war, terrorism, sabotage, revolution, riot or civil commotion, strikes, lock-outs, failure of supplies of power, fuel, transport, prohibitions against imports or exports of Product, impossibility of obtaining Product, explosion, fire, flood, natural disaster or act of God, (each such factor, an “Event of Force Majeure”). Upon the occurrence of an Event of Force Majeure, the Party failing or delaying performance shall promptly notify the other Party in writing, setting forth the nature of the occurrence, its expected duration, and how that Party’s performance is affected. Any Party subject to an Event of Force Majeure shall use commercially reasonable efforts to resume performing its obligations under this Agreement as soon as practicable. Except as provided herein, if an Event of Force Majeure occurs, the affected Party will be excused from performing and the time for performance will be extended as long as that Party is unable to perform as a result of the Event of Force Majeure. Notwithstanding the foregoing, an Event of Force Majeure shall not affect the obligation of either party to make complete payment of all amounts due and owing to the other party.

13.2 If any Event of Force Majeure prevents delivery of Product to the Facility for more than sixty (60) business days beyond the scheduled delivery date, then Service Provider may cancel its order without incurring any liability to Company with respect thereto other than as provided in Section 12.3. Notwithstanding the foregoing, if an Event of Force Majeure continues for a period of one hundred and twenty (120) days or more, the Party whose performance is not affected by the Event of Force Majeure shall have the right and option to terminate this Agreement upon written notice thereof to the other Party.

ARTICLE 14

INDEMNIFICATION

14.1 Indemnification by Company. Company shall defend and hold harmless Service Provider and its officers, directors, employees and agents from and against any third party claims, actions, suits or demands and shall indemnify Service Provider and its officers, directors, employees and agents from any and all damages, losses, costs, expenses (including reasonable attorney’s fees) or other liabilities of third parties (collectively, the “Liabilities”) which arise from (i) any breach by Company of its representations, warranties and/or covenants hereunder; (ii) any gross negligence or willful misconduct or omissions by Company or any person for whose actions or omissions Company is legally liable in relation to use of the Product; and (iii) a claim that any know-how or Intellectual Property supplied by Company for undertaking any Packaging by Service Provider in accordance with this Agreement infringes on a United States patent or any other proprietary rights of any third party.

14.2 Indemnification by Service Provider. Service Provider shall defend and hold harmless Company and its officers, directors, employees and agents from and against any third party claims, actions, suits or demands and shall indemnify Company and its officers, directors, employees and agents from any and all Liabilities which arise from (i) Packaging of the Product; (ii) any breach by Service Provider of its representations, warranties and/or covenants hereunder; and (iii) any gross negligence or willful misconduct or omissions by Service Provider or any person for whose actions or omissions Service Provider is legally liable in relation to its performance in accordance with this Agreement.

14.3 Procedure for Indemnification. Upon receiving notice of any claim for liability under this provision, the indemnified Party shall promptly notify the indemnifying Party in writing, which notice shall include a reasonable identification of the alleged facts giving rise to the claim for liability; provided, however, that failure to give notice shall not limit or otherwise reduce the indemnity provided for in this Agreement unless the indemnifying Party is prejudiced as a result of such failure. Each Party shall reasonably cooperate with the other Party in the defense of such claims for liability; provided, however, that the indemnifying Party may, in its sole discretion, assume and conduct the legal defense of the indemnified Party in any suit that could result in claims under this provision. Unless made with the express written consent of the indemnifying Party, no sums paid by the indemnified Party in settlement of any lawsuit for alleged damages arising from the use of Products shall be recoverable under this provision.

ARTICLE 15

INSURANCE

15.1 Service Provider shall, at its own cost and expense, obtain and thereafter maintain in full force and effect the following insurance during the term of this Agreement:

15.1.1 Worker’s Compensation insurance in accordance with the statutory requirements of the state(s) in which services are to be performed.

15.1.2 Employer’s Liability Insurance with a minimum limit of $ 1,000,000.

15.1.3 Comprehensive General Liability Insurance, including coverage for bodily injury, property damage and product liability. The level of coverage shall be at least $3,000,000 per occurrence and $4,000,000 aggregate.

15.2 Service Provider shall furnish certificates of insurance for the above noted policies to Company within ten (10) days after the Effective Date of the Agreement, and upon renewal of any such policies. Service Provider shall furnish written notice to Company in the event of any cancellation, non-renewal or material modification of any of the above noted policies of insurance.

15.3 Company shall, at its own cost and expense, obtain and thereafter maintain in full force and effect Comprehensive General Liability Insurance, including coverage for bodily injury, property damage and product liability. The level of coverage shall be at least $3,000,000 per occurrence and $4,000,000 aggregate.

ARTICLE 16

NOTICES

Notices or other communications required or permitted by this Agreement shall be given in writing, and shall be deemed to have been given when deposited in the United States mail, return receipt requested and postage prepaid, or on the day sent via a major overnight delivery service. Mailed notices shall be deemed to be received on the third business day following the date of mailing, and notices sent by overnight delivery service shall be deemed received the following business day. All notices shall be addressed to the Parties as follows, or as the Parties may otherwise specify from time to time in accordance with this ARTICLE 16:

To Company:

HemoSense, Inc.

651 River Oaks Parkway

San Jose, CA 95134

Attn: Executive Vice President of Operations

Phone: (408) 240-3802

Fax: (408) 719-1184

With copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Attn:  Sara D. Harrington, Esq.

            David J. Saul, Esq.

Phone: (650) 493-9300

Fax: (650) 493-6811

To Service Provider:

J-PAC, LLC

25 Centre Road

Somersworth, NH 03878-2927

Attn: William McLaughlin, President

Phone: (603) 692-9955

Fax: (603) 692-0909

With copy to:

Rich May, a Professional Corporation

176 Federal Street

Boston, MA 02110

Attn: Emmett E. Lyne, Esq.

Phone: (617) 556-3885

Fax: (617) 556-3889

ARTICLE 17

SUCCESSORS AND ASSIGNS

Service Provider shall not assign its rights or delegate its obligations under this Agreement, or any part hereof, without the prior written consent of Company, except that Service Provider shall be permitted to assign its rights and/or delegate its obligations hereunder with such consent to (i) one or more of its Affiliates, or (ii) the purchaser of all or substantially all of its assets, through merger, consolidation or otherwise. Company may assign this Agreement upon (x) providing prior written notice to Service Provider, and (y) causing the assignee to acknowledge, in writing, that it will be bound by the terms and conditions of this Agreement.

ARTICLE 18

LIMITATION OF LIABILITY

WITHOUT LIMITING LIABILITY FOR BREACH OF CONFIDENTIALITY OBLIGATIONS, AMOUNTS PAYABLE TO THIRD PARTIES PURSUANT TO INDEMNIFICATION OBLIGATIONS, OBLIGATIONS UNDER SECTIONS 3.4, 6.2, 6.3 AND 7.4, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY PUNITIVE, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES, DAMAGES, COSTS OR EXPENSES (INCLUDING LOST PROFITS), EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 19

RELATIONSHIP OF THE PARTIES

Nothing contained in this Agreement shall create an agency, employment, joint venture, partnership or similar relationship between the Parties. The Parties shall be independent contractors in performing their respective obligations. Neither Party shall be liable for any of the debts or obligations of the other and neither Party shall have any authority or right to act for or incur any liability or obligation of any kind, express or implied, or to otherwise act in any manner on the name of or on behalf of the other Party, or to make any promise, warranty or representation binding on the other.

ARTICLE 20

MISCELLANEOUS

20.1 Entire Agreement. This Agreement and all Exhibits attached hereto, Purchase Orders, Purchase Order notifications, Service Provider quotations, and Specifications issued pursuant to this Agreement, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between the Parties except as specifically set forth herein.

20.2 Choice of Law. The laws of the State of California applicable to contracts made and to be performed in the State of California shall govern any dispute arising out of or under this Agreement.

20.3 Intentionally Omitted.

20.4 Counterparts; Signatures by Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be one and the same Agreement. Any facsimile signature of any Party hereto shall be deemed an original and shall constitute a legal, valid and binding execution hereof by such Party.

20.5 Titles. The headings appearing at the beginning of the numbered Articles and at the beginning of paragraphs have been inserted for convenience only and do not constitute any part of this Agreement.

20.6 Modifications. No changes, modifications or waivers of any provision of this Agreement shall be binding unless in writing and signed by a duly authorized representative of each Party.

20.7 Severability. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

20.8 Waiver. The failure on the part of any Party to exercise or enforce any rights conferred upon it hereunder shall not be deemed to be a waiver of any such rights nor operate to bar the exercise or enforcement thereof at any time or times thereafter.

20.9 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party.

20.10 Further Assurances. Each Party shall, at any time and from time to time, prior to or after the Effective Date of this Agreement, at the reasonable request of the other Party, execute and deliver to the other such instruments and documents and shall take such actions as may be required to more effectively carry out the terms of this Agreement.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, Company and Service Provider have executed this Agreement on the date first set forth above.

Company		Service Provider

By:	/S/ JAMES D. MERSELIS	By:	/S/ WILLIAM J. MCLAUGHLIN
Name: James D. Merselis		Name: William J. McLaughlin
Title: President and Chief Executive Officer		Title: President

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

EXHIBIT 1.23: PRODUCT AND PACKAGING SPECIFICATIONS

As described in the following documents:

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***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

EXHIBIT 4.1: PRICE

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